Exhibit 99.1

CACI Announces $250 Million

Accelerated Share Repurchase Agreement

Reston, Va., [January 30, 2023] – CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced today that it has entered into an accelerated share repurchase agreement (ASR) to repurchase $250 million of common stock under its previously announced $750 million share repurchase authorization. This equates to approximately 845,000 shares at the closing price on January 27, 2023, representing approximately 3.6% of CACI’s outstanding common stock. On January 31, 2023, CACI will receive an initial delivery of approximately 675,000 shares, with the final number of shares to be repurchased under the ASR based on the average of the daily volume-weighted average prices of CACI common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms of the ASR agreement. The company anticipates that all repurchases under the ASR will be completed by the end of August 2023.

Given the execution of this repurchase agreement, CACI now expects fiscal year 2023 interest expense to be between $80 and $85 million and the diluted weighted average share count to be approximately 23.5 million. Given the timing of the ASR in our fiscal year, we are reiterating our prior adjusted net income and adjusted earnings per share guidance. We expect the additional interest expense to be contained within our current adjusted net income range, and the impact of additional interest on adjusted EPS to be offset by the lower diluted weighted average share count.

About CACI

CACI’s approximately 22,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World's Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

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Corporate Communications and Media:                                                        Investor Relations:

Lorraine Corcoran, Executive Vice President, Corporate Communications    Daniel Leckburg, Senior Vice President, Investor Relations

(703) 434-4165, lorraine.corcoran@caci.com                                                 (703) 841-7666, dleckburg@caci.com